Exhibit 3.1

FOURTH AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ALERE INC.

PURSUANT TO SECTION 242

OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

Alere Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on November 19, 2001, as amended, and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL. The amendment is as follows:

RESOLVED: That Sections 3, 4 and 5 of Article VI of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

3.	Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Commencing at the annual meeting of stockholders that is held in calendar year 2013 (the “2013 Annual Meeting”), the Directors of the Corporation shall be elected annually for terms expiring at the next annual meeting of stockholders (or special meeting in lieu thereof), except that any director in office at the 2013 Annual Meeting whose term expires at the annual meeting of stockholders (or special meeting in lieu thereof) in calendar year 2014 or calendar year 2015 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected. Notwithstanding the foregoing, all Directors elected shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

4.	Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or special meeting in lieu thereof) and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.

Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, to fill vacancies in the Board of Directors relating thereto, and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) or the entire Board of Directors may be removed from office, with or without cause, only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of Directors, except that Continuing Classified Directors may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Continuing Classified Director be removed from office, written notice of such proposed removal and the alleged grounds therefor shall be sent to the Continuing Classified Director whose removal will be considered at the meeting.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amendment to the Amended and Restated Certificate of Incorporation to be executed on its behalf by its Assistant Secretary, Jay McNamara, as of this 11th day of July, 2012.

Alere Inc.

By:	/s/ Jay McNamara
Name: Title:	Jay McNamara Assistant Secretary